EXHIBIT 10.11

INVESTMENT BANKING AGREEMENT

THIS AGREEMENT (the “Agreement”) dated as of April 7, 2006  by and between Wentworth Energy, Inc. with its principal address at 115 West 7th Street, Suite 1415, Fort Worth, TX 76102 and its subsidiaries (collectively, the “Company”) and GunnAllen Financial, Inc. with its principal address at 5002 W. Waters Avenue, Tampa, Florida 33634 (the “Banker”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain the Banker and the Banker desires to be retained by the Company pursuant to the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is hereby agreed as follows:

SECTION 1.  Retention.

(a)

The Company hereby retains the Banker on a non-exclusive basis to perform the services set forth in Section 1 (b) below during the one (1) year period commencing on the date hereof (the “Term”). The Banker hereby accepts such retention and shall perform for the Company the duties described herein, faithfully and to the best of its ability.  During the Term, the Banker shall report directly to the Chief Executive Officer of the Company or to any other senior officer designated in writing by the Chief Executive Officer of the Company.

(b)

The Banker shall serve as the investment banker to the Company and render such advice and services to the Company as may be reasonably requested by the Company concerning  equity and/or debt financings, strategic planning, merger and acquisition possibilities and business development activities including, without limitation, the following:

(i)

Study and review of the business, operations, and historical financial performance of the Company (based upon management’s forecast of financial performance) so as to enable the Banker to provide advice to the Company;

(ii)

Assist the Company in attempting to formulate the best strategy to meet the Company’s working capital and capital resource needs;

(iii)

Assist in the formulation of the terms and structure of any reasonable proposed business combination transaction involving the Company, including without limitation, any merger or consolidation, sale of assets, or sale or exchange of stock (a “Business Combination”);

(iv)

Assist in the presentation to the Board of Directors of the Company of any proposed transaction;

(v)

Advise the Company in the preparation of press releases and other communications with the financial and investment communities;

(vi)

Assist the Company in its efforts to have its securities listed on a nationally listed stock exchange or the NASDAQ National Market or Small Cap systems by analyzing  the quantitative and qualitative requirements as required by any exchange or medium, including but not limited to (A) net tangible assets, market capitalization, shareholders equity or net income, (B) public float of the Company’s common stock, (C) market-makers, (D) shareholders, (E) corporate governance requirements, (F) independent directors, (G) audit and compensation committees and (H) assist, where necessary, in an effort to enable the Company to obtain an exchange listing and to be in a position to remain continuously listed thereafter; and

(vii)

Introduce the Company to potential lenders of funds as well as to potential investors (whether such investment is in the form of debt and/or equity financing or some combination thereof).

 SECTION 2.

Compensation.

(a)

If the Banker arranges or introduces the Company to any  source (each individually, the “Banker Source”) who provides an equity financing, including any securities convertible into equity (the “Equity Financing”) and the  Company closes a transaction with such provider, the Company shall pay the Banker at closing (i) commissions in cash in an amount equal to three percent (3%) of the total gross cash proceeds of the Equity Financing and (ii) warrants to purchase such number of shares of the Company’s common stock (the “Common Stock”) as shall equal five percent (5%) of the shares of the Common Stock issued at closing or to be issued thereafter upon conversion of any convertible securities and/or exercise of any derivative securities (including, without limitation, warrants or options) issued in the Equity Financing on a post-financing, fully-diluted basis  at an exercise price equal to the price per share of said Financing, and exercisable, in whole or in part, during the five (5) year period commencing on the issuance date of such warrants (the “Warrant Fee”).

(b)

If the Banker introduces the Company to any  Banker Source for a Business Combination or facilitates or helps bring about a Business Combination with a public or private company, which the Company closes, the Company shall pay the Banker at closing  (i) banking fees in cash in an amount equal to three percent (3%) of the total gross cash proceeds and all other non-cash consideration of the Business Combination paid or received by the Company, (ii)  a non-accountable expense allowance in cash equal to one percent (1%) of the total gross cash proceeds and all other non-cash consideration of the Business Combination paid or received by the Company, and (iii) a Warrant Fee equal to five percent (5%) of the shares of the Common Stock issued at closing or to be issued upon conversion of any convertible securities and/or exercise of any derivative securities (including, without limitation, warrants or options) issued in the Business Combination. The Warrant Fee, at the option of the Banker, may be exercised   in cash or by an exchange of the “value” thereof as a “cashless exercise.”  For this purpose, the “value” of the Warrant Fee with respect to the right to acquire one share of common stock shall be the amount equal to the closing bid price of the Common Stock on the date of exercise less the exercise price. In the event the Company is not the surviving entity of the Business Combination, then the Warrant Fee shall be issued and convertible into the common stock of such surviving entity.

.

(c)

If the Banker introduces the Company to any  Banker Source who provide any of the following capital related instruments for the Company (each a “Transaction”), the Company shall pay the Banker a cash fee at closing based upon the total face value of the Transaction in accordance with the following schedule:  (i) an amount equal to three percent (3%) of any and all consideration received by the Company in any debt financing not convertible into equity (“Senior Financing”); (ii) three percent (3%) of any revolving credit line; (iii) two percent (2%) of any credit enhancement instrument (Letter of Credit), including on an insured or guaranteed basis; (iv) five percent (5%) of the gross proceeds of any revenue producing contracts created from the introduction by Banker to any company and/or consultant that causes such contract to be executed.

(d)

The obligation of the Company to compensate Banker for any Equity Financing, Business Combination or Transaction (collectively, a “Fee Transaction”) shall survive for a period of two (2) years from the date of execution of this Agreement for each such Fee Transaction.

(e)

Each Banker Source introduced to the Company under Section 2 on the date of this Agreement shall be listed in Schedule A annexed hereto and made a part hereof.  Subsequent to the date of this Agreement and immediately upon the Banker’s introduction of a Banker Source to the Company, the Banker shall amend Schedule A to include each additional Banker Source and deliver such amended Schedule A to the Company within five (5) days of such introduction.

(f)

In the event that the Company closes any Fee Transaction with any provider, acquisition candidate or Banker Source introduced by Banker, then effective upon such closing Banker shall become the exclusive banker for the Company.  In such event (A) Banker shall have the exclusive right to act as the managing underwriter in any public offering of securities made by the Company or its shareholders and (B) thereafter, in the event the Company closes any Fee Transaction with, or with a party introduced by, a third-party agent, but not with a Banker Source, that is entitled to earn a fee in connection with the Fee Transaction (and therefore, such third party agents are not included on Schedule A), the Company may enter into such transaction provided, however, that Banker shall be entitled to receive an amount equal to the greater of (x) one quarter (1/4) of the total of any and all fees paid to such  third-party agent or (y) one half (1/2) the fee Banker would have earned if Banker had introduced the Fee Transaction through a Banker Source. The obligations of the Company under this section 2(f) shall survive for a period of two (2) years from the date that Banker becomes the exclusive banker for the Company.

(g)

Retainer

Omitted Intentionally

(h)

Except as otherwise provided for herein:

(i)

All fees due to the Banker hereunder shall have no offsets, are non-refundable, non-cancelable and shall be free and clear of any and all encumbrances.

(ii)

All cash fees due the Banker hereunder shall be paid to the Banker immediately upon closing of any Fee Transaction by wire transfer of immediately available funds from the proceeds of the Fee Transaction, either directly or from the formal or informal escrow arrangement established for the Fee Transaction by the agent holding such funds (collectively, the “Closing Agent”), pursuant to the written wire transfer instructions of the Banker to the Closing Agent. The Closing Agent shall be the attorneys for the Banker.

(iii)

All securities fees due the Banker hereunder shall be made via DTC or the DWAC system if eligible for such system, or by  certificates issued by the transfer agent for the Company or the Company, as applicable, and shall be delivered to the Banker by the Closing Agent immediately upon closing of any Fee Transaction.

(iv)

All securities fees due the Banker hereunder shall be duly issued, fully-paid (exclusive of warrants or options) and non-assessable and shall be in the same form, with the same terms and conditions as the securities provided to the Company pursuant to any Fee Transaction.

(v)

For the purposes of this Agreement, “Registrable Securities” shall mean (i) all shares of Common Stock of the Company paid or payable to the Banker under this Agreement, (ii) all shares of Common Stock into which convertible securities issued or issuable to the Banker under this Agreement are convertible and (iii) all shares of common stock into which derivative securities (including, without limitation, warrants and options) issued or issuable to the Banker are exercisable.  The Company hereby grants to the Banker  “customary piggyback registration rights” and shall register all of the Registrable Securities on any registration statement  it files with the Securities and Exchange Commission relating to its securities (excluding  registration statements on Form S-8) and in compliance with any and all federal and state securities laws, in the name(s) of and to the account(s) designated by the Banker.  The Company agrees to pay all costs associated with registering the Registrable Securities for resale.  In order to effectuate the foregoing provisions, at the Banker’s request, either simultaneously herewith or at anytime hereafter, the Company shall execute and deliver to the Banker a Registration Rights Agreement reflecting the foregoing provisions.

(i)

The Company shall authorize and direct the Closing Agent to distribute directly or from escrow any and all fees due the Banker hereunder (or the Company and the Banker, if required to do so, shall establish an escrow account in accordance with NASD rules). The Company agrees that such fees and the manner of payment and delivery as herein provided shall be included in the documentation of any Fee Transaction.  The Banker is hereby authorized to notify the Closing Agent, on behalf of the Company and as its agent, to make all payments required hereunder directly to the Banker.  In order to effectuate the foregoing provisions, at the Banker’s request, either simultaneously herewith or anytime hereafter, the Company shall execute and deliver (i) a Power of Attorney that gives the Banker the right to ensure payment to Banker of any and all fees due hereunder and (ii) the Irrevocable Disbursement Instructions annexed hereto as Schedule B that require the Closing Agent to pay any and all fees due the Banker hereunder before it makes any disbursement to the Company.

SECTION 4.

Termination Fee. Provided that the Banker is proceeding in good faith at all times, the Company warrants that it will not terminate this Agreement for any reason unless such termination is made after compliance with Section 5 of this Agreement.  The Company agrees that in the event it elects to terminate, cancel or rescind any agreements, term sheets or letters of intent pursuant to any Equity Financing, Business Combination , Transaction or Other Transaction the Company enters into that was facilitated by the Banker, excluding any such cancellation that is made pursuant to pertinent “out clauses” or closing conditions of the  respective documents regarding such transactions that allow the Company to terminate such transaction without incurring any liability or obligation to any other party, then the Company shall immediately pay to the Banker a termination fee equal to fifty percent (50%) of the total fees that would have been paid to the Banker had the transaction been effected.

SECTION 5.  Termination.    This Agreement and the Banker’s engagement hereunder shall not be terminated by Company under any circumstances nor for any reason whatsoever, unless all compensation due to Banker pursuant to Section 2 above has been distributed to the Banker from the Closing Agent for all Fee Transactions entered into or closed prior to termination.  Sections 2, 3, 4, 6, 7 and 8 shall survive any termination of this Agreement.

SECTION 6.  Confidential Information.  The Banker agrees that during and after the Term, it will keep in strictest confidence, and will not disclose or make accessible to any other person without the written consent of the Company, the Company's products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Company or any of its clients and third parties including, without limitation, Proprietary Information (as defined in Section 7) (all of the foregoing is referred to herein as the “Confidential Information”).  The Banker agrees (a) not to use any such Confidential Information for itself or others, except in connection with the performance of its duties hereunder; and (b) not to take any such material or reproductions thereof from the Company's facilities at any time during the Term except, in each case, as required in connection with the Banker's duties hereunder.

Notwithstanding the foregoing, the parties agree that the Banker is free to use (a) information in the public domain not as a result of a breach of this Agreement, (b) information lawfully received form a third party who had the right to disclose such information and (c) the Banker’s own independent skill, knowledge, know-how and experience to whatever extent and in whatever way he wishes, in each case consistent with his obligations as the Banker and that, at all times, the Banker is free to conduct any research relating to the Company’s business.

SECTION 7.  Ownership of Proprietary Information.  The Banker agrees that all information that has been created, discovered or developed by the Company, its subsidiaries, affiliates, licensors, licensees, successors or assigns (collectively, the "Affiliates") (including, without limitation, information relating to the development of the Company's business created, discovered, developed by the Company or any of its affiliates during the Term, and information relating to the Company's customers, suppliers, Bankers, and licensees) and/or in which property rights have been assigned or otherwise conveyed to the Company or the Affiliates, shall be the sole property of the Company or the Affiliates, as applicable, and the Company or the Affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including without limitation the right to make application for statutory protection.  All the aforementioned information is hereinafter called "Proprietary Information."  By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, improvements, inventions, product concepts, techniques, marketing plans, merger and acquisition targets, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications and information about the Company's Affiliates, its employees and/or Bankers (including, without limitation, the compensation, job responsibility and job performance of such employees and/or Bankers).

All original content, proprietary information, trademarks, copyrights, patents or other intellectual property created by the Banker that does not include any specific information relative to the Company’s proprietary information, shall be the sole and exclusive property of the Banker.

SECTION 8.  Indemnification. The Company represents that all materials provided or to be provided to the Banker or any third party regarding the Company’s financial affairs or operations are and shall be truthful and accurate and in compliance with any and all applicable federal and state securities laws. The Company agrees to indemnify and hold harmless the Banker and its Bankers, professionals, lawyers, consultants and affiliates, their respective directors, officers, shareholders, partners, members, managers, agents and employees and each other person, if any, controlling the Banker or any of its affiliates to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by them (including reasonable attorneys' fees and disbursements) that result from actions taken or omitted to be taken (including any untrue statements made or any statement omitted to be made) by the Company, its agents or employees which relate to the scope of this Agreement and the performance of the services by the Banker contemplated hereunder.  The Banker will indemnify and hold harmless the Company and the respective directors, officers, agents, affiliates and employees of the Company from and against all losses, claims damages, liabilities and expenses that result from bad faith, gross negligence of, or unauthorized representations (including any untrue statements made or any statement omitted to be made) by, the Banker.  In no event shall the Banker be responsible or liable hereunder for an amount in excess of the compensation received by it pursuant to this Agreement. Each person or entity seeking indemnification hereunder shall promptly notify the Company, or the Banker, as applicable, of any loss, claim, damage or expense for which the Company or the Banker, as applicable, may become liable pursuant to this Section 8. No party shall pay, settle or acknowledge liability under any such claim without consent of the party liable for indemnification, and shall permit the Company or the Banker, as applicable, a reasonable opportunity to cure any underlying problem or to mitigate actual or potential damages.  The scope of this indemnification between the Banker and the Company shall be limited to, and pertain only to certain transactions contemplated or entered into pursuant to this Agreement.

The Company or the Banker, as applicable, shall have the opportunity to defend any claim for which it may be liable hereunder, provided it notifies the party claiming the right to indemnification in writing within fifteen (15) days of notice of the claim.

The rights stated pursuant to this Section 8 shall be in addition to any rights that the Banker, the Company, or any other person entitled to indemnification may have in common law or otherwise, including, but not limited to, any right to contribution.

SECTION 9.  Notices.  Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon facsimile transmission (with written transmission confirmation report) at the number designated below; (b)
when delivered personally against receipt therefore; (c) one day after being sent by Federal Express or similar overnight delivery; or (d) five (5) business days after being mailed registered or certified mail, postage prepaid.  The addresses for such communications shall be as set forth below or to such other address as a party shall give by notice hereunder to the other party to this Agreement.

If to the Company:

Wentworth Energy, Inc.

115 West 7th Street, Suite 1415

Fort Worth, TX 76102

Telephone: (604) 219-0162
Email:

Attention:  Mr. John Punzo, CEO

If to the Banker:

GunnAllen Financial, Inc.

5002 W. Waters Ave.

Tampa, Florida 33634

Telephone:  (800) 809-5402

Telecopy:  (813) 281-2624

Attention: Mr. James Dicesaro

With a copy to:

GunnAllen Financial, Inc.

5002 W. Waters Ave.

Tampa, Florida 33634

Telephone:  (800) 809-5402

Telecopy:  (813) 281-2624

Attention: Office of General Counsel

SECTION 10.  Status of Banker.  The Banker shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for on behalf of or represent the Company.  This Agreement does not create a partnership or joint venture.

SECTION 11.  Other Activities of Banker.  The Company recognizes that the Banker now renders and may continue to render financial consulting and other investment banking services to other companies that may or may not conduct business and activities similar to those of the Company.  The Banker shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes.

SECTION 12.  Successors and Assigns.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement and any of the rights, interests or obligations hereunder may not be assigned by the Banker without the prior written consent of the Company, which consent shall not be unreasonably withheld. This Agreement and any of the rights, interests or obligations hereunder may not be assigned by the Company without the prior written consent of the Banker, which consent shall not be unreasonably withheld.

SECTION 13.  Severability of Provisions.  If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

SECTION 14.  Entire Agreement; Modification.  This Agreement and the schedule hereto contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto and thereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.  No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

SECTION 15.  Non-Waiver.  The failure of any party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith; and the said terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of any party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

SECTION 16.  Remedies For Breach.  The Banker and Company mutually agree that any breach of Sections 2, 3, 4, 5, 6, 7 or 8 of this Agreement by the Banker or the Company may cause irreparable damage to the other party and/or their affiliates, and that monetary damages alone would not be adequate and, in the event of such breach or threat of breach, the damaged party shall have, in addition to any and all remedies at law and without the posting of a bond or other security, the right to an injunction, specific performance or other equitable relief necessary to prevent or redress the violation of either party's obligations under such Sections.  In the event that an actual proceeding is brought in equity to enforce such Sections, the offending party shall not urge as a defense that there is an adequate remedy at law nor shall the damaged party be prevented from seeking any other remedies that may be available to it.  The defaulting party shall pay all attorney’s fees and costs incurred by the other party in enforcing this Agreement.

SECTION 17.  Governing Law.  The parties hereto acknowledge that the transactions contemplated by this Agreement bear a reasonable relation to the state of New York. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the state of New York without regard to such state’s principles of conflicts of laws.  The parties irrevocably and unconditionally agree that the exclusive place of jurisdiction for any action, suit or proceeding (“Actions”) relating to this Agreement shall be in the state or federal courts situated in the county and state of New York.  Each party irrevocably and unconditionally waives any objection it may have to the venue of any Action brought in such courts or to the convenience of the forum.  Final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described. Service of process in any Action by any party may be made by serving a copy of the summons and complaint, in addition to any other relevant documents, by commercial overnight courier to any other party at their address set forth in this Agreement.

SECTION 18.  Headings.  The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

SECTION 19.  Counterparts.  This Agreement may be executed in counterpart signatures, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of thirteen (13) pages as of the day and year first written above.

WENTWORTH ENERGY, INC.:

By: _____________________________

Name: Mr. John Punzo

Title: Chief Executive Officer

GUNNALLEN FINANCIAL, INC.

By: _____________________________

Name: __________________________

Title: ___________________________

SCHEDULE A

Merger, Acquisition, Strategic Alliance, Lender & Investor List

For: Wentworth Energy, Inc. By: GunnAllen Financial, Inc.

CONFIDENTIAL

Schedule B

Irrevocable Disbursement Instructions

Company:

Wentworth Energy, Inc.

Address:

115 West 7th Street, Suite 1415, Fort Worth, TX 76102

Contact:

Mr. John Punzo

Telephone:

(604) 219-0162

Investment Banker:

GunnAllen Financial, Inc.

Address:

5002 Waters Ave., Tampa, Florida 33634

Contact:

Mr. James Dicesaro

Telephone:

(800) 809-5402

Reference is made to the Investment Banking Agreement (the “Agreement”) of even date herewith between Gunn Allen Financial (“Banker”) and Wentworth Energy, Inc. (the “Company”), a copy of which is annexed hereto. All capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

This Irrevocable Disbursement Instructions (“Instructions Instrument”) confirms the Company’s agreement, instructions and authority to direct the Closing Agent, to remit funds or securities to Banker for any and all fees due to Banker directly from the closing proceeds of any Fee Transaction, pursuant to the terms and conditions of the Agreement.

This Irrevocable Payment Authorization has been executed in connection with a proposed transaction facilitated by Banker for the benefit of the Company. The Company further agrees, confirms and directs the Closing Agent as follows:

1) All of the fees and securities payable and paid to Banker shall be made without offsets, claims or encumbrances and shall be paid in certified U.S. funds and be remitted to Banker upon the closing of any Business Combination, Senior Financing, Equity Financing or other transaction pursuant to the Agreement. THE CLOSING AGENT SHALL NOT DISBURSE ANY FUNDS TO ANY PERSON UNLESS THE BANKER IS PAID AT OR PRIOR TO ANY SUCH DISBURSEMENT.

2) This instrument confirms and directs the Closing Agent  to list and include Banker in any and all required closing documentation and disbursement memoranda, as deemed necessary to effectuate the terms of the Agreement and this Instructions Letter.

3) This Instructions Authorization is effective for a period of two (2) years from the date of the Agreement.

4) All remittances made to Banker shall be directed as set forth in the Schedule below.

The Company hereby agrees and confirms this Irrevocable Disbursement Instructions is approved by the Company and sets it hand upon this _______ day of ___________, 2006.

Company:       Corporate Seal or Notary Public

Print Name & Title

Authorized Signatory

Schedule of

Remittance Information for Company to Banker

Via Federal Wire Transfer:

Name:

 GunnAllen Financial, Inc.

Bank Name:

Account #:

ABA/Routing:

For securities that cannot be wired:

Name:

GunnAllen Financial, Inc.

Address:

5002 W. Waters Ave.

Tampa, Florida 33634

AMENDMENT

WENTWORTH ENERGY INC.

July 17, 2006

GunnAllen Financial. Inc. 5002 W. Waters Avenue Tampa, Florida

33634

Attention: Mr. David Propis

Dear David:

Re: Investment banking agreement amendment

We write to confirm the terms of the amendment to our April 7, 2006 investment banking letter agreement (the "Agreement"). As it relates only to an Equity Financing (as that term is defined in the Agreement) with Sandell Asset Management Corp., paragraph 2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

"(a) If the Banker arranges or introduces the Company to any source (each individually, the "Banker Source") who provides an equity financing, including any securities convertible into equity (the "Equity Financing") and the Company closes a transaction with such provider, the Company shall pay the Banker at closing commissions (i) an amount in cash equal to one and one-half percent (1%2%) of the total gross cash proceeds of the Equity Financing, (ii) an amount in senior convertible debentures and Series A and Series B warrants equal to one and one-half percent (1 Y2%) of the total gross cash proceeds of the Equity Financing on the same terms and conditions as those to be issued to Sandell Asset Management Corp., and CD warrants to purchase such number of shares of the Company's common stock (the "Common Stock") as shall equal five percent (5%) of the shares of the Common Stock issued at closing or to be issued thereafter upon conversion of any convertible securities issued in the Equity Financing computed at the initial conversion price of the said Financing and which warrants shall be exercisable at a price equal to the initial conversion price of said Financing in whole or in part during the five (5) year period commencing on the issuance date of such warrants (the "Warrant Fee")."

Ail others terms and conditions contained in the Agreement shall remain unchanged and shall remain in full force and effect. If you are in agreement with the above amendment, please sign this

Wentworth Energy, Inc.

115 West 7th street, Suite 1415, Fort Worth, Texas 76102
Toll Free: 877-329-8388 • Fax: 817-28B-0983
www.wentworthenergy corn

letter in the space provided below and return it to us by fax to (250) 656-9278.

Yours truly,

WENTWORTH ENERGY INC.

/s/ John Punzo

I hereby agree to the amendment of our Agreement as outlined above.

GUNNALLEN FINANCIAL, INC.

/s/ David Propis
Authorized Representative